SEMI-ANNUAL REPORT / MARCH 31, 2009

Legg Mason Partners

Small Cap Value Fund

Managed by	CLEARBRIDGE ADVISORS

INVESTMENT PRODUCTS: NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

Fund objective

The Fund seeks long-term capital growth.

What’s inside

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is the Fund’s investment manager and ClearBridge Advisors, LLC (“ClearBridge”) is the Fund’s subadviser. LMPFA and ClearBridge are wholly-owned subsidiaries of Legg Mason, Inc.

Letter from the chairman

R. Jay Gerken, CFA

Chairman, President and Chief Executive Officer

Dear Shareholder,

The U.S. economy weakened significantly during the six-month reporting period ended March 31, 2009. Looking back, U.S. gross domestic product (“GDP”)i growth was 2.8% during the second quarter of 2008. Contributing to the economy’s expansion were rising exports that were buoyed by a weakening U.S. dollar. In addition, consumer spending increased, aided by the government’s tax rebate program. However, the dollar’s rally and the end of the rebate program, combined with other strains on the economy, caused GDP to take a step backward during the second half of 2008. According to the U.S. Department of Commerce, third and fourth quarter 2008 GDP contracted 0.5% and 6.3%, respectively, the latter being the worst quarterly reading since 1982. Economic weakness continued in early 2009, as the advance estimate for first quarter 2009 GDP decline was 6.1%.

It may seem like ancient history, but when the reporting period began, speculation remained as to whether the U.S. would experience a recession. This ended in December 2008, when the National Bureau of Economic Research (“NBER”) — which has the final say on when one begins and ends — announced that a recession had begun in December 2007. Based on a variety of economic indicators, we believe it is now likely that the current recession could be the lengthiest since the Great Depression. Contributing to the economy’s troubles is the accelerating weakness in the labor market. Since December 2007, approximately 5.1 million jobs have been shed, with more than two million being lost during the first three months of 2009. In addition, the unemployment rate continued to move steadily higher, rising from 8.1% to 8.5% in March 2009, to reach its highest rate since 1983.

Another strain on the economy, the housing market, has yet to bottom. This is evidenced by the 41% decline in new home sales in February 2009 versus February 2008. In addition, the median price of a new home fell more than 18% over those twelve months. However, not all of the economic news is bad. Inflation remains low and, in March 2009, data were released showing increases in durable goods orders, manufacturing and consumer sentiment, albeit all from depressed levels.

Legg Mason Partners Small Cap Value Fund	I

Letter from the chairman continued

Ongoing issues related to the housing and subprime mortgage markets and seizing credit markets prompted the Federal Reserve Board (“Fed”)ii to take aggressive and, in some cases, unprecedented actions. After reducing the federal funds rateiii from 5.25% in August 2007 to 2.00% in April 2008, the Fed then left rates on hold for several months due to growing inflationary pressures as a result of soaring oil and commodity prices, coupled with the sagging U.S. dollar. However, as inflation receded along with oil prices and the global financial crisis escalated, the Fed cut rates twice in October 2008 to 1.00%. Then, in December 2008, it reduced the federal funds rate to a range of zero to 0.25% — a historic low — and maintained this stance during its next meetings in January, March and April 2009. In conjunction with the April meeting, the Fed stated that it “will employ all available tools to promote economic recovery and to preserve price stability. The Committee . . . anticipates that economic conditions are likely to warrant exceptionally low levels of the federal funds rate for an extended period.”

In addition to the interest rate cuts, the Fed took several actions to improve liquidity in the credit markets. Back in September 2008, it announced an $85 billion rescue plan for ailing AIG and pumped $70 billion into the financial system as Lehman Brothers’ bankruptcy and mounting troubles at other financial firms roiled the markets. More recently, the Fed has taken additional measures to thaw the frozen credit markets, including the purchase of debt issued by Fannie Mae and Freddie Mac, as well as introducing the Term Asset-Backed Securities Loan Facility (“TALF”). In March 2009, the Fed continued to pursue aggressive measures as it announced its intentions to:

•	Purchase up to an additional $750 billion of agency mortgage-backed securities, bringing its total purchases of these securities to up to $1.25 trillion in 2009.

•	Increase its purchases of agency debt this year by up to $100 billion to a total of up to $200 billion.

•	Buy up to $300 billion of longer-term Treasury securities over the next six months.

The U.S. Department of the Treasury has also taken an active role in attempting to stabilize the financial system, as it orchestrated the government’s takeover of mortgage giants Fannie Mae and Freddie Mac back in September 2008. In October, the Treasury’s $700 billion Troubled Asset Relief Program (“TARP”) was approved by Congress and signed into law by former President Bush. Then, in March 2009, Treasury Secretary Geithner introduced the Public-Private Partnership Investment Program (“PPIP”), which will be used to facilitate the purchase of $500 billion to $1 trillion of troubled mortgage assets from bank balance sheets. President Obama has also made reviving the economy a priority in his administration,

II	Legg Mason Partners Small Cap Value Fund

the cornerstone thus far being the $787 billion stimulus package that was signed into law in February 2009.

The U.S. stock market was extremely volatile and generated very poor results during the six months ended March 31, 2009. The overall stock market, as measured by the S&P 500 Indexiv (the “Index”), began the reporting period on a poor note, as the Index fell 16.79% and 7.18%, respectively, in October and November 2008. After a modest gain in December 2008, the market again fell sharply in January and February 2009. Stock prices continued to plunge in early March, at one point reaching a twelve-year low. Stocks then rallied sharply and ended March posting an 8.76% gain for the month. However, it was too little, too late, as the Index returned -30.54 during the six-month period as a whole.

Looking at the U.S. stock market more closely, its descent was broad in scope, with every major index posting significant losses. In terms of market capitalizations, large-, mid- and small-cap stocks, as measured by the Russell 1000v, Russell Midcapvi and Russell 2000vii Indices, returned -30.59%, -33.80% and -37.17%, respectively, during the six-month period ended March 31, 2009. From an investment style perspective, growth and value stocks, as measured by the Russell 3000 Growthviii and Russell 3000 Valueix Indices, returned -26.64% and -35.60%, respectively.

Performance review

For the six months ended March 31, 2009, Class A shares of Legg Mason Partners Small Cap Value Fund, excluding sales charges, returned -38.79%. The Fund’s unmanaged benchmark, the Russell 2000 Value Indexx, returned -39.64% for the same period. The Lipper Small-Cap Core Funds Category Average1 returned -35.27% over the same time frame.

[1]

Lipper, Inc., a wholly-owned subsidiary of Reuters, provides independent insight on global collective investments. Returns are based on the six-month period ended March 31, 2009, including the reinvestment of all distributions, including returns of capital, if any, calculated among the 784 funds in the Fund’s Lipper category, and excluding sales charges.

Legg Mason Partners Small Cap Value Fund	III

Letter from the chairman continued

PERFORMANCE SNAPSHOT as of March 31, 2009 (excluding sales charges) (unaudited)
6 MONTHS (not annualized)
Small Cap Value Fund — Class A Shares	-38.79%
Russell 2000 Value Index	-39.64%
Lipper Small-Cap Core Funds Category Average[1]	-35.27%

The performance shown represents past performance. Past performance is no guarantee of future results and current performance may be higher or lower than the performance shown above. Principal value and investment returns will fluctuate and investors’ shares, when redeemed, may be worth more or less than their original cost. To obtain performance data current to the most recent month-end, please visit our website at www.leggmason.com/individualinvestors.
Excluding sales charges, Class B shares returned -38.99%, Class C shares returned -39.02% and Class I shares returned -38.62% over the six months ended March 31, 2009. All share class returns assume the reinvestment of all distributions, including returns of capital, if any, at net asset value and the deduction of all Fund expenses. Returns have not been adjusted to include sales charges that may apply or the deduction of taxes that a shareholder would pay on Fund distributions.
TOTAL ANNUAL OPERATING EXPENSES (unaudited)
As of the Fund’s most current prospectus dated January 28, 2009, the gross total operating expense ratios for Class A, Class B, Class C and Class I shares were 1.27%, 1.98%, 2.11% and 0.95%, respectively.

Special shareholder notice

Effective January 2009, Peter Hable is the Fund’s lead portfolio manager and is assisted by a team of portfolio managers that includes Mark Bourguignon, Marina Chinn, Mark Feasey and Michael Kang, each of whom is a director and portfolio analyst of the Fund’s subadviser, ClearBridge Advisors, LLC. Mr. Hable is ultimately responsible for all buy and sell decisions and sector allocations. Mr. Hable, investment officer of the subadviser, has been responsible for the day-to-day management of the Fund’s portfolio since inception. Mr. Bourguignon, Ms. Chinn, Mr. Feasey and Mr. Kang have been portfolio managers of the Fund since January 2009.

A special note regarding increased market volatility

In recent months, we have experienced a series of events that have impacted the financial markets and created concerns among both novice and seasoned investors alike. In particular, we have witnessed the failure and consolidation of several storied financial institutions, periods of heightened market volatility, and aggressive actions by the U.S. federal government to steady the financial markets and restore investor confidence. While we hope that the worst is over in terms of the issues surrounding the

[1]

Lipper, Inc., a wholly-owned subsidiary of Reuters, provides independent insight on global collective investments. Returns are based on the six-month period ended March 31, 2009, including the reinvestment of all distributions, including returns of capital, if any, calculated among the 784 funds in the Fund’s Lipper category, and excluding sales charges.

IV	Legg Mason Partners Small Cap Value Fund

credit and housing crises, it is likely that the fallout will continue to impact the financial markets and the U.S. economy well into 2009.

Like all asset management firms, Legg Mason has not been immune to these difficult and, in some ways, unprecedented times. However, today’s challenges have only strengthened our resolve to do everything we can to help you reach your financial goals. Now, as always, we remain committed to providing you with excellent service and a full spectrum of investment choices. Rest assured, we will continue to work hard to ensure that our investment managers make every effort to deliver strong long-term results.

We also remain committed to supplementing the support you receive from your financial advisor. One way we accomplish this is through our enhanced website, www.leggmason.com/individualinvestors. Here you can gain immediate access to many special features to help guide you through difficult times, including:

•	Fund prices and performance,

•	Market insights and commentaries from our portfolio managers, and

•	A host of educational resources.

During periods of market unrest, it is especially important to work closely with your financial advisor and remember that reaching one’s investment goals unfolds over time and through multiple market cycles. Time and again, history has shown that, over the long run, the markets have eventually recovered and grown.

Information about your fund

As you may be aware, several issues in the mutual fund industry have come under the scrutiny of federal and state regulators. Affiliates of the Fund’s manager have, in recent years, received requests for information from various government regulators regarding market timing, late trading, fees, and other mutual fund issues in connection with various investigations. The regulators appear to be examining, among other things, the Fund’s response to market timing and shareholder exchange activity, including compliance with prospectus disclosure related to these subjects. The Fund is not in a position to predict the outcome of these requests and investigations.

Important information with regard to recent regulatory developments that may affect the Fund is contained in the Notes to Financial Statements included in this report.

Legg Mason Partners Small Cap Value Fund	V

Letter from the chairman continued

As always, thank you for your confidence in our stewardship of your assets. We look forward to helping you meet your financial goals.

Sincerely,

R. Jay Gerken, CFA

Chairman, President and Chief Executive Officer

April 29, 2009

The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice. Views expressed may differ from those of the firm as a whole.

RISKS: Keep in mind, stocks of small-cap companies may involve a higher degree of risk and volatility than stocks of large-cap companies. The Fund may use derivatives, such as options and futures, which can be illiquid, may disproportionately increase losses, and have a potentially large impact on Fund performance. Please see the Fund’s prospectus for more information on these and other risks.

All index performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in an index.

[i]	Gross domestic product (“GDP”) is the market value of all final goods and services produced within a country in a given period of time.

ii

The Federal Reserve Board (“Fed”) is responsible for the formulation of policies designed to promote economic growth, full employment, stable prices, and a sustainable pattern of international trade and payments.

iii

The federal funds rate is the rate charged by one depository institution on an overnight sale of immediately available funds (balances at the Federal Reserve) to another depository institution; the rate may vary from depository institution to depository institution and from day to day.

iv	The S&P 500 Index is an unmanaged index of 500 stocks and is generally representative of the performance of larger companies in the U.S.

[v]

The Russell 1000 Index measures the performance of the 1,000 largest companies in the Russell 3000 Index, which represents approximately 92% of the total market capitalization of the Russell 3000 Index. The Russell 3000 Index measures the performance of the 3,000 largest U.S. companies based on total market capitalization, which represents approximately 98% of the U.S. equity market.

vi

The Russell Midcap Index measures the performance of the 800 smallest companies in the Russell 1000 Index, which represents approximately 25% of the total market capitalization of the Russell 1000 Index.

vii

The Russell 2000 Index measures the performance of the 2,000 smallest companies in the Russell 3000 Index, which represents approximately 8% of the total market capitalization of the Russell 3000 Index.

viii

The Russell 3000 Growth Index measures the performance of those Russell 3000 Index companies with higher price-to-book ratios and higher forecasted growth values. (A price-to-book ratio is the price of a stock compared to the difference between a company’s assets and liabilities.)

ix	The Russell 3000 Value Index measures the performance of those Russell 3000 Index companies with lower price-to-book ratios and lower forecasted growth values.

[x]	The Russell 2000 Value Index measures the performance of those Russell 2000 Index companies with lower price-to-book ratios and lower forecasted growth values.

VI	Legg Mason Partners Small Cap Value Fund

Fund at a glance (unaudited)

INVESTMENT BREAKDOWN (%) As a percent of total investments

Legg Mason Partners Small Cap Value Fund 2009 Semi-Annual Report	1

Fund expenses (unaudited)

Example

As a shareholder of the Fund, you may incur two types of costs: (1) transaction costs, including front-end and back-end sales charges (loads) on purchase payments; and (2) ongoing costs, including management fees; distribution and/or service (12b-1) fees; and other Fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

This example is based on an investment of $1,000 invested on October 1, 2008 and held for the six months ended March 31, 2009.

Actual expenses

The table below titled “Based on Actual Total Return” provides information about actual account values and actual expenses. You may use the information provided in this table, together with the amount you invested, to estimate the expenses that you paid over the period. To estimate the expenses you paid on your account, divide your ending account value by $1,000 (for example, an $8,600 ending account value divided by $1,000 = 8.6), then multiply the result by the number under the heading entitled “Expenses Paid During the Period”.

BASED ON ACTUAL TOTAL RETURN[1]
	ACTUAL TOTAL RETURN WITHOUT SALES CHARGES[2]	BEGINNING ACCOUNT VALUE	ENDING ACCOUNT VALUE	ANNUALIZED EXPENSE RATIO	EXPENSES PAID DURING THE PERIOD[3]
Class A	(38.79)%	$1,000.00	$612.10	1.33%	$5.35
Class B	(38.99)	1,000.00	610.10	2.05	8.23
Class C	(39.02)	1,000.00	609.80	2.27	9.11
Class I	(38.62)	1,000.00	613.80	0.99	3.98

[1]	For the six months ended March 31, 2009.

[2]

Assumes the reinvestment of all distributions, including returns of capital, if any, at net asset value and does not reflect the deduction of the applicable sales charge with respect to Class A shares or the applicable contingent deferred sales charges (“CDSC”) with respect to Class B and Class C shares. Total return is not annualized, as it may not be representative of the total return for the year. Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[3]

Expenses are equal to each class’ respective annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year, then divided by 365.

2	Legg Mason Partners Small Cap Value Fund 2009 Semi-Annual Report

Hypothetical example for comparison purposes

The table below titled “Based on Hypothetical Total Return” provides information about hypothetical account values and hypothetical expenses based on the actual expense ratio and an assumed rate of return of 5.00% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use the information provided in this table to compare the ongoing costs of investing in the Fund and other funds. To do so, compare the 5.00% hypothetical example relating to the Fund with the 5.00% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table below are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as front-end or back-end sales charges (loads). Therefore, the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher.

BASED ON HYPOTHETICAL TOTAL RETURN[1]
	HYPOTHETICAL ANNUALIZED TOTAL RETURN	BEGINNING ACCOUNT VALUE	ENDING ACCOUNT VALUE	ANNUALIZED EXPENSE RATIO	EXPENSES PAID DURING THE PERIOD[2]
Class A	5.00%	$1,000.00	$1,018.30	1.33%	$6.69
Class B	5.00	1,000.00	1,014.71	2.05	10.30
Class C	5.00	1,000.00	1,013.61	2.27	11.40
Class I	5.00	1,000.00	1,020.00	0.99	4.99

[1]	For the six months ended March 31, 2009.

[2]

Expenses are equal to each class’ respective annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year then divided by 365.

Legg Mason Partners Small Cap Value Fund 2009 Semi-Annual Report	3

Schedule of investments (unaudited)

March 31, 2009

LEGG MASON PARTNERS SMALL CAP VALUE FUND
SHARES	SECURITY	VALUE

COMMON STOCKS — 99.7%
CONSUMER DISCRETIONARY — 10.0%
	Auto Components — 0.9%
182,270	Cooper Tire & Rubber Co.	$736,371
64,470	WABCO Holdings Inc.	793,626
	Total Auto Components	1,529,997
	Diversified Consumer Services — 1.1%
73,768	Steiner Leisure Ltd.*	1,800,677
	Hotels, Restaurants & Leisure — 0.7%
39,310	Brinker International Inc.	593,581
49,030	California Pizza Kitchen Inc*	641,312
	Total Hotels, Restaurants & Leisure	1,234,893
	Household Durables — 2.0%
58,933	Snap-on Inc.	1,479,218
110,840	Tupperware Brands Corp.	1,883,172
	Total Household Durables	3,362,390
	Leisure Equipment & Products — 0.5%
109,160	Callaway Golf Co.	783,769
	Specialty Retail — 2.9%
24,364	Buckle Inc.	777,943
157,254	Cato Corp., Class A Shares	2,874,603
64,350	Penske Automotive Group Inc.	600,385
66,100	Williams-Sonoma Inc.	666,288
	Total Specialty Retail	4,919,219
	Textiles, Apparel & Luxury Goods — 1.9%
45,310	Carter’s Inc.*	852,281
57,350	Movado Group Inc.	432,419
154,677	Timberland Co., Class A Shares*	1,846,843
	Total Textiles, Apparel & Luxury Goods	3,131,543
	TOTAL CONSUMER DISCRETIONARY	16,762,488
CONSUMER STAPLES — 4.6%
	Food & Staples Retailing — 2.4%
100,660	Casey’s General Stores Inc.	2,683,596
43,460	Weis Markets Inc.	1,348,998
	Total Food & Staples Retailing	4,032,594
	Food Products — 1.3%
196,955	Del Monte Foods Co.	1,435,802
71,380	Smithfield Foods Inc.*	675,255
	Total Food Products	2,111,057

See Notes to Financial Statements.

4	Legg Mason Partners Small Cap Value Fund 2009 Semi-Annual Report

LEGG MASON PARTNERS SMALL CAP VALUE FUND
SHARES	SECURITY	VALUE
	Household Products — 0.9%
209,070	Central Garden and Pet Co., Class A Shares*	$1,572,206
	TOTAL CONSUMER STAPLES	7,715,857
ENERGY — 3.2%
	Energy Equipment & Services — 1.1%
213,820	ION Geophysical Corp.*	333,559
41,760	National-Oilwell Varco Inc.*	1,198,929
43,313	Superior Well Services Inc.*	222,196
	Total Energy Equipment & Services	1,754,684
	Oil, Gas & Consumable Fuels — 2.1%
107,122	Denbury Resources Inc.*	1,591,833
24,320	St. Mary Land & Exploration Co.	321,754
54,962	XTO Energy Inc.	1,682,936
	Total Oil, Gas & Consumable Fuels	3,596,523
	TOTAL ENERGY	5,351,207
FINANCIALS — 30.5%
	Capital Markets — 3.9%
25,070	Affiliated Managers Group Inc.*	1,045,670
74,410	Cohen & Steers Inc.	830,416
73,310	GAMCO Investors Inc., Series A	2,393,571
115,960	Raymond James Financial Inc.	2,284,412
1,095	Teton Advisors Inc.*(a)(b)	0
	Total Capital Markets	6,554,069
	Commercial Banks — 10.6%
239,375	Cascade Financial Corp.	598,437
136,158	Central Pacific Financial Corp.	762,485
31,000	City National Corp.	1,046,870
215,160	CoBiz Financial Inc.	1,129,590
60,968	Cullen/Frost Bankers Inc.	2,861,838
50,295	East-West Bancorp Inc.	229,848
402,921	First Security Group Inc.	1,357,844
43,599	IBERIABANK Corp.	2,002,938
38,602	PAB Bankshares Inc.	144,757
23,720	Signature Bank*	669,616
58,500	SVB Financial Group*	1,170,585
385,100	Synovus Financial Corp.	1,251,575
23,760	Tompkins Trustco Inc.	1,021,680
195,725	Umpqua Holdings Corp.	1,773,268
23,470	Webster Financial Corp.	99,748
139,390	Wintrust Financial Corp.	1,714,497
	Total Commercial Banks	17,835,576

See Notes to Financial Statements.

Legg Mason Partners Small Cap Value Fund 2009 Semi-Annual Report	5

Schedule of investments (unaudited) continued

March 31, 2009

LEGG MASON PARTNERS SMALL CAP VALUE FUND
SHARES	SECURITY	VALUE
	Diversified Financial Services — 1.3%
90,786	Financial Federal Corp.	$1,922,847
49,820	Thomas Weisel Partners Group Inc.*	178,356
	Total Diversified Financial Services	2,101,203
	Insurance — 8.5%
111,110	Allied World Assurance Holdings Ltd.	4,225,513
22,600	Arch Capital Group Ltd.*	1,217,236
158,144	CNA Surety Corp.*	2,916,175
78,950	EMC Insurance Group Inc.	1,663,477
422,900	Meadowbrook Insurance Group Inc.	2,579,690
66,940	Zenith National Insurance Corp.	1,613,924
	Total Insurance	14,216,015
	Real Estate Investment Trusts (REITs) — 5.5%
151,690	BioMed Realty Trust Inc.	1,026,941
149,900	CB Richard Ellis Group Inc., Class A Shares*	604,097
55,500	Cogdell Spencer Inc.	283,050
16,930	Corporate Office Properties Trust	420,372
104,827	Cousins Properties Inc.	675,086
15,950	EastGroup Properties Inc.	447,716
5,950	Essex Property Trust Inc.	341,173
55,220	Jones Lang LaSalle Inc.	1,284,417
238,464	LaSalle Hotel Properties	1,392,630
47,930	Mid-America Apartment Communities Inc.	1,477,682
15,310	Saul Centers Inc.	351,671
37,190	Senior Housing Properties Trust	521,404
20,550	Washington Real Estate Investment Trust	355,515
	Total Real Estate Investment Trusts (REITs)	9,181,754
	Thrifts & Mortgage Finance — 0.7%
143,520	Westfield Financial Inc.	1,262,976
	TOTAL FINANCIALS	51,151,593
HEALTH CARE — 6.9%
	Biotechnology — 2.4%
60,332	iShares Nasdaq Biotechnology Index Fund	4,003,028
	Health Care Equipment & Supplies — 0.4%
159,173	National Dentex Corp.*	619,183
	Health Care Providers & Services — 3.5%
165,401	Cross Country Healthcare Inc.*	1,083,377
100,960	LifePoint Hospitals Inc.*	2,106,026
154,780	RehabCare Group Inc.*	2,699,363
	Total Health Care Providers & Services	5,888,766

See Notes to Financial Statements.

6	Legg Mason Partners Small Cap Value Fund 2009 Semi-Annual Report

LEGG MASON PARTNERS SMALL CAP VALUE FUND
SHARES	SECURITY	VALUE
	Health Care Technology — 0.3%
200,511	MedQuist Inc.	$511,303
	Life Sciences Tools & Services — 0.3%
121,960	Enzo Biochem Inc.*	490,279
	TOTAL HEALTH CARE	11,512,559
INDUSTRIALS — 17.2%
	Aerospace & Defense — 1.3%
138,259	Limco-Piedmont Inc.*	317,996
100,984	Orbital Sciences Corp.*	1,200,700
62,910	Spirit AeroSystems Holdings Inc.*	627,212
	Total Aerospace & Defense	2,145,908
	Building Products — 1.6%
211,412	Gibraltar Industries Inc.	997,864
216,216	Patrick Industries Inc.*	105,946
87,990	Simpson Manufacturing Co. Inc.	1,585,580
	Total Building Products	2,689,390
	Commercial Services & Supplies — 0.7%
44,481	United Stationers Inc.*	1,249,027
	Construction & Engineering — 1.4%
92,032	EMCOR Group Inc.*	1,580,189
64,050	Perini Corp.*	787,815
	Total Construction & Engineering	2,368,004
	Electrical Equipment — 1.6%
80,100	GrafTech International Ltd.*	493,416
5,470	Hubbell Inc., Class B Shares	147,471
67,030	Regal-Beloit Corp.	2,053,799
	Total Electrical Equipment	2,694,686
	Machinery — 6.2%
111,646	Albany International Corp., Class A Shares	1,010,396
53,731	IDEX Corp.	1,175,097
65,639	Kaydon Corp.	1,793,914
106,956	Kennametal Inc.	1,733,757
54,880	Mueller Industries Inc.	1,190,347
98,340	RBC Bearings Inc.*	1,502,635
74,768	Wabtec Corp.	1,972,380
	Total Machinery	10,378,526
	Marine — 1.2%
75,420	Kirby Corp.*	2,009,189
	Professional Services — 2.0%
41,540	Korn/Ferry International*	376,352
150,826	TrueBlue Inc.*	1,244,315

See Notes to Financial Statements.

Legg Mason Partners Small Cap Value Fund 2009 Semi-Annual Report	7

Schedule of investments (unaudited) continued

March 31, 2009

LEGG MASON PARTNERS SMALL CAP VALUE FUND
SHARES	SECURITY	VALUE
	Professional Services — 2.0% continued
34,445	Watson Wyatt Worldwide Inc., Class A Shares	$1,700,550
	Total Professional Services	3,321,217
	Road & Rail — 1.2%
79,950	J.B. Hunt Transport Services Inc.	1,927,595
	TOTAL INDUSTRIALS	28,783,542
INFORMATION TECHNOLOGY — 17.8%
	Communications Equipment — 3.2%
35,291	Bel Fuse Inc., Class B Shares	474,311
77,902	Black Box Corp.	1,839,267
143,030	Digi International Inc.*	1,097,040
159,630	Plantronics Inc.	1,926,734
	Total Communications Equipment	5,337,352
	Computers & Peripherals — 0.4%
52,587	Rimage Corp.*	702,036
	IT Services — 1.7%
223,467	Perot Systems Corp., Class A Shares*	2,878,255
	Semiconductors & Semiconductor Equipment — 6.4%
494,030	Entegris Inc.*	424,866
409,870	Exar Corp.*	2,557,589
262,420	Fairchild Semiconductor International Inc.*	978,826
172,010	OmniVision Technologies Inc.*	1,155,907
381,330	ON Semiconductor Corp.*	1,487,187
93,650	Varian Semiconductor Equipment Associates Inc.*	2,028,459
244,340	Verigy Ltd.*	2,015,805
	Total Semiconductors & Semiconductor Equipment	10,648,639
	Software — 6.1%
120,920	Citrix Systems Inc.*	2,737,629
115,993	EPIQ Systems Inc.*	2,091,354
651,910	Lawson Software Inc.*	2,770,617
77,752	McAfee Inc.*	2,604,692
	Total Software	10,204,292
	TOTAL INFORMATION TECHNOLOGY	29,770,574
MATERIALS — 4.4%
	Chemicals — 0.4%
72,110	Ferro Corp.	103,117
27,400	Koppers Holdings Inc.	397,848
92,330	PolyOne Corp.*	213,283
	Total Chemicals	714,248
	Containers & Packaging — 1.0%
54,102	AptarGroup Inc.	1,684,736

See Notes to Financial Statements.

8	Legg Mason Partners Small Cap Value Fund 2009 Semi-Annual Report

LEGG MASON PARTNERS SMALL CAP VALUE FUND
SHARES	SECURITY	VALUE
	Metals & Mining — 2.8%
45,300	Carpenter Technology Corp.	$639,636
21,410	Cliffs Natural Resources Inc.	388,806
95,970	Haynes International Inc.*	1,710,185
109,370	Horsehead Holding Corp.*	601,535
22,380	Kaiser Aluminum Corp.	517,425
26,830	Olympic Steel Inc.	407,011
13,120	Schnitzer Steel Industries Inc., Class A Shares	411,837
	Total Metals & Mining	4,676,435
	Paper & Forest Products — 0.2%
140,460	Louisiana-Pacific Corp.	313,226
	TOTAL MATERIALS	7,388,645
UTILITIES — 5.1%
	Electric Utilities — 2.4%
24,597	MGE Energy Inc.	771,608
255,700	NV Energy Inc.	2,401,023
51,640	Portland General Electric Co.	908,348
	Total Electric Utilities	4,080,979
	Gas Utilities — 2.3%
32,354	New Jersey Resources Corp.	1,099,389
63,414	Northwest Natural Gas Co.	2,753,436
	Total Gas Utilities	3,852,825
-	Multi-Utilities — 0.4%
57,180	CMS Energy Corp.	677,011
	TOTAL UTILITIES	8,610,815
	TOTAL INVESTMENTS BEFORE SHORT-TERM INVESTMENT (Cost — $237,180,034)	167,047,280
FACE AMOUNT
SHORT-TERM INVESTMENT — 0.5%
	Repurchase Agreement — 0.5%
$806,000	Interest in $536,223,000 joint tri-party repurchase agreement dated 3/31/09 with Greenwich Capital Markets Inc., 0.200% due 4/1/09; Proceeds at maturity — $806,004; (Fully collateralized by various U.S. government agency obligations, 3.200% to 7.125% due 11/3/09 to 11/17/17; Market value — $822,122) (Cost — $806,000)	806,000
	TOTAL INVESTMENTS — 100.2% (Cost — $237,986,034#)	167,853,280
	Liabilities in Excess of Other Assets — (0.2)%	(266,798)
	TOTAL NET ASSETS — 100.0%	$167,586,482

*	Non-income producing security.

(a)	Illiquid security.

(b)	Security is valued in good faith at fair value by or under the direction of the Board of Trustees (See Note 1).

#	Aggregate cost for federal income tax purposes is substantially the same.

See Notes to Financial Statements.

Legg Mason Partners Small Cap Value Fund 2009 Semi-Annual Report	9

Statement of assets and liabilities (unaudited)

March 31, 2009

ASSETS:
Investments, at value (Cost — $237,986,034)	$167,853,280
Cash	824
Receivable for securities sold	1,783,212
Dividends and interest receivable	262,402
Receivable for Fund shares sold	144,787
Prepaid expenses	32,682
Total Assets	170,077,187
LIABILITIES:
Payable for securities purchased	1,432,634
Payable for Fund shares repurchased	662,590
Investment management fee payable	100,600
Distribution fees payable	73,982
Trustees’ fees payable	10,608
Accrued expenses	210,291
Total Liabilities	2,490,705
TOTAL NET ASSETS	$167,586,482
NET ASSETS:
Par value (Note 6)	$186
Paid-in capital in excess of par value	284,713,609
Accumulated net investment loss	(12,985)
Accumulated net realized loss on investments	(46,981,574)
Net unrealized depreciation on investments	(70,132,754)
TOTAL NET ASSETS	$167,586,482
Shares Outstanding:
Class A	9,452,337
Class B	2,047,547
Class C	6,122,058
Class I	991,452
Net Asset Value:
Class A (and redemption price)	$9.30
Class B*	$8.64
Class C*	$8.58
Class I (offering price and redemption price per share)	$9.54
Maximum Public Offering Price Per Share:
Class A (based on maximum initial sales charge of 5.75%)	$9.87

*	Redemption price per share is NAV of Class B and C shares reduced by a 5.00% and 1.00% CDSC, respectively, if shares are redeemed within one year from purchase payment (See Note 2).

See Notes to Financial Statements.

10	Legg Mason Partners Small Cap Value Fund 2009 Semi-Annual Report

Statement of operations (unaudited)

For the Six Months ended March 31, 2009

INVESTMENT INCOME:
Dividends	$1,712,736
Interest	5,800
Total Investment Income	1,718,536
EXPENSES:
Investment management fee (Note 2)	742,826
Distribution fees (Notes 2 and 4)	555,068
Transfer agent fees (Note 4)	265,842
Shareholder reports (Note 4)	37,285
Registration fees	29,455
Audit and tax	14,975
Trustees’ fees	12,576
Legal fees	9,040
Insurance	3,185
Custody fees	2,026
Miscellaneous expenses	2,690
Total Expenses	1,674,968
NET INVESTMENT INCOME	43,568
REALIZED AND UNREALIZED LOSS ON INVESTMENTS (NOTES 1 AND 3):
Net Realized Loss from Investment Transactions	(46,482,133)
Change in Net Unrealized Appreciation/Depreciation from Investments	(73,676,224)
NET LOSS ON INVESTMENTS	(120,158,357)
DECREASE IN NET ASSETS FROM OPERATIONS	$(120,114,789)

See Notes to Financial Statements.

Legg Mason Partners Small Cap Value Fund 2009 Semi-Annual Report	11

Statements of changes in net assets

FOR THE SIX MONTHS ENDED MARCH 31, 2009 (unaudited) AND THE YEAR ENDED SEPTEMBER 30, 2008	2009	2008
OPERATIONS:
Net investment income (loss)	$43,568	$(90,104)
Net realized gain (loss)	(46,482,133)	52,141,549
Change in net unrealized appreciation/depreciation	(73,676,224)	(134,474,874)
Decrease in Net Assets From Operations	(120,114,789)	(82,423,429)
DISTRIBUTIONS TO SHAREHOLDERS FROM (NOTES 1 AND 5):
Net realized gains	(22,500,005)	(74,838,672)
Decrease in Net Assets From Distributions to Shareholders	(22,500,005)	(74,838,672)
FUND SHARE TRANSACTIONS (NOTE 6):
Net proceeds from sale of shares	16,932,097	50,986,833
Reinvestment of distributions	22,031,953	70,329,725
Cost of shares repurchased	(44,342,321)	(224,118,991)
Decrease in Net Assets From Fund Share Transactions	(5,378,271)	(102,802,433)
DECREASE IN NET ASSETS	(147,993,065)	(260,064,534)
NET ASSETS:
Beginning of period	315,579,547	575,644,081
End of period*	$167,586,482	$315,579,547
* Includes accumulated net investment loss of:	$(12,985)	$(56,553)

See Notes to Financial Statements.

12	Legg Mason Partners Small Cap Value Fund 2009 Semi-Annual Report

Financial highlights

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED SEPTEMBER 30, UNLESS OTHERWISE NOTED:
CLASS A SHARES[1]	2009[2]	2008	2007[3]	2006[3]	2005[3]	2004[3]
NET ASSET VALUE, BEGINNING OF PERIOD	$17.02	$24.66	$23.77	$24.02	$21.19	$18.24
INCOME (LOSS) FROM OPERATIONS:
Net investment income (loss)	0.02	0.06	(0.03)	0.07	0.13	0.00 [4]
Net realized and unrealized gain (loss)	(6.49)	(3.96)	2.88	1.24	3.50	4.01
Total income (loss) from operations	(6.47)	(3.90)	2.85	1.31	3.63	4.01
LESS DISTRIBUTIONS FROM:
Net investment income	—	—	—	—	(0.12)	—
Net realized gains	(1.25)	(3.74)	(1.96)	(1.56)	(0.68)	(1.06)
Total distributions	(1.25)	(3.74)	(1.96)	(1.56)	(0.80)	(1.06)
NET ASSET VALUE, END OF PERIOD	$9.30	$17.02	$24.66	$23.77	$24.02	$21.19
Total return[5]	(38.79)%	(17.70)%	12.36%	5.62%	17.37%	22.35%
NET ASSETS, END OF PERIOD (000s)	$87,928	$161,478	$309,292	$262,334	$291,923	$205,357
RATIOS TO AVERAGE NET ASSETS:
Gross expenses	1.33%[6]	1.24%	1.19%[7]	1.13%	1.18%	1.16%
Net expenses	1.33 [6]	1.24	1.19 [7,8]	1.12 [8]	1.18	1.14 [8]
Net investment income (loss)	0.41 [6]	0.33	(0.05)	0.30	0.58	0.02
PORTFOLIO TURNOVER RATE	19%	16%	36%	27%	18%	31%

[1]	Per share amounts have been calculated using the average shares method.

[2]	For the six months ended March 31, 2009 (unaudited).

[3]	For a share of capital stock outstanding prior to April 16, 2007.

[4]	Amount represents less than $0.01 per share.

[5]

Performance figures, exclusive of sales charge, may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[6]	Annualized.

[7]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would both have been 1.18%.

[8]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Legg Mason Partners Small Cap Value Fund 2009 Semi-Annual Report	13

Financial highlights continued

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED SEPTEMBER 30, UNLESS OTHERWISE NOTED:
CLASS B SHARES[1]	2009[2]	2008	2007[3]	2006[3]	2005[3]	2004[3]
NET ASSET VALUE, BEGINNING OF PERIOD	$15.99	$23.56	$22.96	$23.41	$20.71	$17.99
INCOME (LOSS) FROM OPERATIONS:
Net investment loss	(0.02)	(0.07)	(0.19)	(0.10)	(0.03)	(0.15)
Net realized and unrealized gain (loss)	(6.08)	(3.76)	2.75	1.21	3.41	3.93
Total income (loss) from operations	(6.10)	(3.83)	2.56	1.11	3.38	3.78
LESS DISTRIBUTIONS FROM:
Net realized gains	(1.25)	(3.74)	(1.96)	(1.56)	(0.68)	(1.06)
Total distributions	(1.25)	(3.74)	(1.96)	(1.56)	(0.68)	(1.06)
NET ASSET VALUE, END OF PERIOD	$8.64	$15.99	$23.56	$22.96	$23.41	$20.71
Total return[4]	(38.99)%	(18.32)%	11.48%	4.88%	16.49%	21.35%
NET ASSETS, END OF PERIOD (000s)	$17,697	$37,973	$77,760	$126,577	$151,555	$142,896
RATIOS TO AVERAGE NET ASSETS:
Gross expenses	2.05%[5]	1.97%	1.93%[6]	1.87%	1.93%	1.93%
Net expenses	2.05 [5]	1.97	1.93 [6,7]	1.85 [7]	1.93	1.91 [7]
Net investment loss	(0.32)[5]	(0.41)	(0.71)	(0.43)	(0.13)	(0.77)
PORTFOLIO TURNOVER RATE	19%	16%	36%	27%	18%	31%

[1]	Per share amounts have been calculated using the average shares method.

[2]	For the six months ended March 31, 2009 (unaudited).

[3]	For a share of capital stock outstanding prior to April 16, 2007.

[4]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[5]	Annualized.

[6]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios both would have been 1.92%.

[7]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

14	Legg Mason Partners Small Cap Value Fund 2009 Semi-Annual Report

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED SEPTEMBER 30, UNLESS OTHERWISE NOTED:
CLASS C SHARES[1]	2009[2]	2008	2007[3]	2006[3]	2005[3]	2004[3]
NET ASSET VALUE, BEGINNING OF PERIOD	$15.90	$23.48	$22.90	$23.38	$20.70	$17.98
INCOME (LOSS) FROM OPERATIONS:
Net investment loss	(0.03)	(0.09)	(0.22)	(0.13)	(0.05)	(0.16)
Net realized and unrealized gain (loss)	(6.04)	(3.75)	2.76	1.21	3.41	3.94
Total income (loss) from operations	(6.07)	(3.84)	2.54	1.08	3.36	3.78
LESS DISTRIBUTIONS FROM:
Net realized gains	(1.25)	(3.74)	(1.96)	(1.56)	(0.68)	(1.06)
Total distributions	(1.25)	(3.74)	(1.96)	(1.56)	(0.68)	(1.06)
NET ASSET VALUE, END OF PERIOD	$8.58	$15.90	$23.48	$22.90	$23.38	$20.70
Total return[4]	(39.02)%	(18.43)%	11.42%	4.75%	16.40%	21.36%
NET ASSETS, END OF PERIOD (000s)	$52,507	$100,575	$166,400	$176,117	$179,762	$142,272
RATIOS TO AVERAGE NET ASSETS:
Gross expenses	2.27%[5]	2.09%	2.02%[6]	1.99%	2.01%	1.96%
Net expenses	2.27 [5]	2.09	2.02 [6,7]	1.97 [7]	2.01	1.94 [7]
Net investment loss	(0.53)[5]	(0.51)	(0.85)	(0.55)	(0.23)	(0.80)
PORTFOLIO TURNOVER RATE	19%	16%	36%	27%	18%	31%

[1]	Per share amounts have been calculated using the average shares method.

[2]	For the six months ended March 31, 2009 (unaudited).

[3]	For a share of capital stock outstanding prior to April 16, 2007.

[4]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[5]	Annualized.

[6]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios both would have been 2.01%.

[7]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Legg Mason Partners Small Cap Value Fund 2009 Semi-Annual Report	15

Financial highlights continued

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED SEPTEMBER 30, UNLESS OTHERWISE NOTED:
CLASS I SHARES[1]	2009[2]	2008	2007[3]	2006[3]	2005[3]	2004[3]
NET ASSET VALUE, BEGINNING OF PERIOD	$17.37	$25.02	$24.01	$24.16	$21.29	$18.27
INCOME (LOSS) FROM OPERATIONS:
Net investment income	0.04	0.13	0.09	0.16	0.19	0.07
Net realized and unrealized gain (loss)	(6.62)	(4.04)	2.88	1.25	3.55	4.01
Total income (loss) from operations	(6.58)	(3.91)	2.97	1.41	3.74	4.08
LESS DISTRIBUTIONS FROM:
Net investment income	—	—	—	—	(0.19)	—
Net realized gains	(1.25)	(3.74)	(1.96)	(1.56)	(0.68)	(1.06)
Total distributions	(1.25)	(3.74)	(1.96)	(1.56)	(0.87)	(1.06)
NET ASSET VALUE, END OF PERIOD	$9.54	$17.37	$25.02	$24.01	$24.16	$21.29
Total return[4]	(38.62)%	(17.46)%	12.77%	6.02%	17.81%	22.71%
NET ASSETS, END OF PERIOD (000s)	$9,454	$15,554	$22,192	$105,703	$161,667	$60,684
RATIOS TO AVERAGE NET ASSETS:
Gross expenses	0.99%[5]	0.94%	0.79%[6]	0.77%	0.81%	0.86%
Net expenses	0.99 [5]	0.94	0.79 [6,7]	0.77 [7]	0.81	0.84 [7]
Net investment income	0.74 [5]	0.66	0.44	0.64	0.84	0.32
PORTFOLIO TURNOVER RATE	19%	16%	36%	27%	18%	31%

[1]	Per share amounts have been calculated using the average shares method.

[2]	For the six months ended March 31, 2009 (unaudited).

[3]	For a share of capital stock outstanding prior to April 16, 2007.

[4]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[5]	Annualized.

[6]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would both have been 0.78%.

[7]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

16	Legg Mason Partners Small Cap Value Fund 2009 Semi-Annual Report

Notes to financial statements (unaudited)

1. Organization and significant accounting policies

Legg Mason Partners Small Cap Value Fund (the “Fund”) is a separate diversified investment series of Legg Mason Partners Equity Trust (the “Trust”). The Trust, a Maryland business trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.

The following are significant accounting policies consistently followed by the Fund and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ.

(a) Investment valuation. Equity securities for which market quotations are available are valued at the last reported sales price or official closing price on the primary market or exchange on which they trade. Debt securities are valued at the mean between the last quoted bid and asked prices provided by an independent pricing service that are based on transactions in debt obligations, quotations from bond dealers, market transactions in comparable securities and various other relationships between securities. When prices are not readily available, or are determined not to reflect fair value, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund may value these securities at fair value as determined in accordance with the procedures approved by the Fund’s Board of Trustees. Short-term obligations with maturities of 60 days or less are valued at amortized cost, which approximates fair value.

Effective October 1, 2008, the Fund adopted Statement of Financial Accounting Standards No. 157 (“FAS 157”). FAS 157 establishes a single definition of fair value, creates a three-tier hierarchy as a framework for measuring fair value based on inputs used to value the Fund’s investments, and requires additional disclosure about fair value. The hierarchy of inputs is summarized below.

•	Level 1 — quoted prices in active markets for identical investments

•	Level 2 — other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

•	Level 3 — significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

Legg Mason Partners Small Cap Value Fund 2009 Semi-Annual Report	17

Notes to financial statements (unaudited) continued

The following is a summary of the inputs used in valuing the Fund’s assets carried at fair value:

	MARCH 31, 2009	QUOTED PRICES (LEVEL 1)	OTHER SIGNIFICANT OBSERVABLE INPUTS (LEVEL 2)	SIGNIFICANT UNOBSERVABLE INPUTS (LEVEL 3)
Investments in securities	$167,853,280	$167,047,280	$806,000	—

(b) Repurchase agreements. When entering into repurchase agreements, it is the Fund’s policy that its custodian or a third party custodian take possession of the underlying collateral securities, the market value of which, at all times, at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction exceeds one business day, the value of the collateral is marked-to-market to ensure the adequacy of the collateral. If the seller defaults, and the market value of the collateral declines or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

(c) Security transactions and investment income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. The cost of investments sold is determined by use of the specific identification method. To the extent any issuer defaults on an expected interest payment, the Fund’s policy is to generally halt any additional interest income accruals and consider the realizability of interest accrued up to the date of default.

(d) REIT distributions. The character of distributions received from Real Estate Investment Trusts (“REITs”) held by the Fund is generally comprised of net investment income, capital gains, and return of capital. It is the policy of the Fund to estimate the character of distributions received from underlying REITs based on historical data provided by the REITs. After each calendar year end, REITs report the actual tax character of these distributions. Differences between the estimated and actual amounts reported by the REITs are reflected in the Fund’s records in the year in which they are reported by the REITs.

(e) Distributions to shareholders. Distributions from net investment income and distributions of net realized gains, if any, are declared at least annually. Distributions to shareholders of the Fund are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

(f) Class accounting. Investment income, common expenses and realized/unrealized gains (losses) on investments are allocated to the various classes of

18	Legg Mason Partners Small Cap Value Fund 2009 Semi-Annual Report

the Fund on the basis of daily net assets of each class. Fees relating to a specific class are charged directly to that class.

(g) Federal and other taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986, as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute substantially all of its taxable income and net realized gains, if any, to shareholders each year. Therefore, no federal income tax provision is required in the Fund’s financial statements.

Management has analyzed the Fund’s tax positions taken on federal income tax returns for all open tax years and has concluded that as of March 31, 2009, no provision for income tax would be required in the Fund’s financial statements. The Fund’s federal and state income and federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by the Internal Revenue Service and state departments of revenue.

(h) Reclassification. GAAP requires that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset values per share.

2. Investment management agreement and other transactions with affiliates

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is the Fund’s investment manager and ClearBridge Advisors, LLC (“ClearBridge”) is the Fund’s subadviser. LMPFA and ClearBridge are wholly-owned subsidiaries of Legg Mason, Inc. (“Legg Mason”).

Under the investment management agreement, the Fund pays an investment management fee, calculated daily and paid monthly, at an annual rate of 0.75% of the Fund’s average daily net assets.

LMPFA provides administrative and certain oversight services to the Fund. LMPFA delegates to ClearBridge the day-to-day portfolio management of the Fund, except for the management of cash and short-term instruments, which is performed by LMPFA. For its services, LMPFA pays ClearBridge 70% of the net management fee it receives from the Fund.

Legg Mason Investor Services, LLC (“LMIS”), a wholly-owned broker-dealer subsidiary of Legg Mason, serves as the Fund’s sole and exclusive distributor.

There is a maximum initial sales charge of 5.75% for Class A shares. There is a contingent deferred sales charge (“CDSC”) of 5.00% on Class B shares, which applies if redemption occurs within one year from purchase payment. This CDSC declines thereafter by 1.00% per year until no CDSC is incurred. Class C shares have a 1.00% CDSC, which applies if redemption occurs within one year

Legg Mason Partners Small Cap Value Fund 2009 Semi-Annual Report	19

Notes to financial statements (unaudited) continued

from purchase payment. In certain cases, Class A shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. This CDSC only applies to those purchases of Class A shares, which, when combined with current holdings of Class A shares, equal or exceed $1,000,000 in the aggregate. These purchases do not incur an initial sales charge.

For the six months ended March 31, 2009, LMIS and its affiliates received sales charges of approximately $5,000 on sales of the Fund’s Class A shares. In addition, for the six months ended March 31, 2009, CDSCs paid to LMIS and its affiliates were approximately:

	CLASS A		CLASS B	CLASS C
CDSCs	$0	*	$6,000	$1,000

*	Amount represents less than $1,000.

Certain officers and one Trustee of the Trust are employees of Legg Mason or its affiliates and do not receive compensation from the Company.

3. Investments

During the six months ended March 31, 2009, the aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments) were as follows:

Purchases	$39,174,668
Sales	60,904,272

At March 31, 2009, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were substantially as follows:

Gross unrealized appreciation	$20,548,225
Gross unrealized depreciation	(90,680,979)
Net unrealized depreciation	$(70,132,754)

4. Class specific expenses

The Fund has adopted a Rule 12b-1 distribution plan and under that plan the Fund pays a service fee with respect to its Class A, B and C shares calculated at the annual rate of 0.25% of the average daily net assets of each respective class. The Fund also pays a distribution fee with respect to its Class B and C shares calculated at the annual rate of 0.75% of the average daily net assets of each class, respectively. Distribution fees are accrued daily and paid monthly.

20	Legg Mason Partners Small Cap Value Fund 2009 Semi-Annual Report

For the six months ended March 31, 2009, class specific expenses were as follows:

	DISTRIBUTION FEES	TRANSFER AGENT FEES	SHAREHOLDER REPORTS EXPENSES
Class A	$128,258	$109,732	$20,173
Class B	113,225	20,688	5,374
Class C	313,585	127,100	11,733
Class I	—	8,322	5
Total	$555,068	$265,842	$37,285

5. Distributions to shareholders by class

	SIX MONTHS ENDED MARCH 31, 2009	YEAR ENDED SEPTEMBER 30, 2008
Net Realized Gains:
Class A	$11,318,849	$35,655,220
Class B	2,693,518	11,024,478
Class C	7,421,635	24,999,437
Class I	1,066,003	3,159,537
Total	$22,500,005	$74,838,672

6. Shares of beneficial interest

At March 31, 2009, the Trust had an unlimited number of shares of beneficial interest authorized with a par value of $0.00001 per share. The Fund has the ability to issue multiple classes of shares. Each share of a class represents an identical interest and has the same rights, except that each class bears certain direct expenses specifically related to the distribution of its shares.

Transactions in shares of each class were as follows:

	SIX MONTHS ENDED MARCH 31, 2009		YEAR ENDED SEPTEMBER 30, 2008
	SHARES	AMOUNT	SHARES	AMOUNT
Class A
Shares sold	906,676	$9,598,839	1,497,647	$28,731,617
Shares issued on reinvestment	1,056,490	10,998,061	1,720,237	33,407,012
Shares repurchased	(2,000,104)	(21,474,625)	(6,271,970)	(134,822,396)
Net decrease	(36,938)	$(877,725)	(3,054,086)	$(72,683,767)
Class B
Shares sold	34,055	$335,674	69,482	$1,288,258
Shares issued on reinvestment	272,064	2,636,297	564,708	10,368,041
Shares repurchased	(632,699)	(6,303,108)	(1,560,179)	(28,697,363)
Net decrease	(326,580)	$(3,331,137)	(925,989)	$(17,041,064)

Legg Mason Partners Small Cap Value Fund 2009 Semi-Annual Report	21

Notes to financial statements (unaudited) continued

	SIX MONTHS ENDED MARCH 31, 2009		YEAR ENDED SEPTEMBER 30, 2008
	SHARES	AMOUNT	SHARES	AMOUNT
Class C
Shares sold	546,157	$5,397,233	940,137	$16,950,570
Shares issued on reinvestment	762,120	7,331,592	1,306,191	23,864,111
Shares repurchased	(1,510,484)	(14,834,906)	(3,009,492)	(54,115,053)
Net decrease	(202,207)	$(2,106,081)	(763,164)	$(13,300,372)
Class I
Shares sold	149,558	$1,600,351	213,313	$4,016,388
Shares issued on reinvestment	100,094	1,066,003	136,024	2,690,561
Shares repurchased	(153,619)	(1,729,682)	(340,752)	(6,484,179)
Net increase	96,033	$936,672	8,585	$222,770

7. Regulatory matters

On May 31, 2005, the U.S. Securities and Exchange Commission (“SEC”) issued an order in connection with the settlement of an administrative proceeding against Smith Barney Fund Management LLC (“SBFM”), a wholly-owned subsidiary of Legg Mason and the then investment adviser or manager to the Fund, and Citigroup Global Markets Inc. (“CGM”), a former distributor of the Fund, relating to the appointment of an affiliated transfer agent for the Smith Barney family of mutual funds, including the Fund (the “Affected Funds”).

The SEC order found that SBFM and CGM willfully violated Section 206(1) of the Investment Advisers Act of 1940, as amended, and the rules promulgated there under (the “Advisers Act”). Specifically, the order found that SBFM and CGM knowingly or recklessly failed to disclose to the boards of the Affected Funds in 1999 when proposing a new transfer agent arrangement with an affiliated transfer agent: that First Data Investors Services Group (“First Data”), the Affected Funds’ then-existing transfer agent, had offered to continue as transfer agent and do the same work for substantially less money than before; and that Citigroup Asset Management (“CAM”), the Citigroup business unit that, at the time, included the Affected Funds’ investment manager and other investment advisory companies, had entered into a side letter with First Data under which CAM agreed to recommend the appointment of First Data as sub-transfer agent to the affiliated transfer agent in exchange, among other things, for a guarantee by First Data of specified amounts of asset management and investment banking fees to CAM and CGM. The order also found that SBFM and CGM willfully violated Section 206(2) of the Advisers Act by virtue of the omissions discussed above and other misrepresentations and omissions in the materials provided to the Affected Funds’ boards, including the failure to make clear that the affiliated transfer agent would earn a high profit for performing limited functions while First Data continued to perform almost all of the transfer agent functions, and the suggestion that the proposed

22	Legg Mason Partners Small Cap Value Fund 2009 Semi-Annual Report

arrangement was in the Affected Funds’ best interests and that no viable alternatives existed.

SBFM and CGM do not admit or deny any wrongdoing or liability. The settlement does not establish wrongdoing or liability for purposes of any other proceeding. The SEC censured SBFM and CGM and ordered them to cease and desist from violations of Sections 206(1) and 206(2) of the Advisers Act. The order required Citigroup to pay $208.1 million, including $109 million in disgorgement of profits, $19.1 million in interest, and a civil money penalty of $80 million. Approximately $24.4 million has already been paid to the Affected Funds, primarily through fee waivers. The remaining $183.7 million, including the penalty, has been paid to the U.S. Treasury and will be distributed pursuant to a plan submitted for the approval of the SEC. At this time, there is no certainty as to how the above-described proceeds of the settlement will be distributed, to whom such distributions will be made, the methodology by which such distributions will be allocated, and when such distributions will be made. The order also required that transfer agency fees received from the Affected Funds since December 1, 2004, less certain expenses, be placed in escrow and provided that a portion of such fees might be subsequently distributed in accordance with the terms of the order. On April 3, 2006, an aggregate amount of approximately $9 million held in escrow was distributed to the Affected Funds.

The order required SBFM to recommend a new transfer agent contract to the Affected Funds’ boards within 180 days of the entry of the order; if a Citigroup affiliate submitted a proposal to serve as transfer agent or sub-transfer agent, SBFM and CGM would have been required, at their expense, to engage an independent monitor to oversee a competitive bidding process. On November 21, 2005, and within the specified timeframe, the Affected Funds’ boards selected a new transfer agent for the Affected Funds. No Citigroup affiliate submitted a proposal to serve as transfer agent. Under the order, SBFM also must comply with an amended version of a vendor policy that Citigroup instituted in August 2004.

Although there can be no assurance, the manager does not believe that this matter will have a material adverse effect on the Affected Funds.

On December 1, 2005, Citigroup completed the sale of substantially all of its global asset management business, including SBFM, to Legg Mason.

8. Legal matters

Beginning in May 2004, class action lawsuits alleging violations of the federal securities laws were filed against CGM, a former distributor of the Fund, and other affiliated funds (collectively, the “Funds”) and a number of its then affiliates, including SBFM and Salomon Brothers Asset Management Inc. (“SBAM”), which were then investment adviser or manager to certain of the Funds (the “Managers”), substantially all of the mutual funds then managed by

Legg Mason Partners Small Cap Value Fund 2009 Semi-Annual Report	23

Notes to financial statements (unaudited) continued

the Managers (the “Defendant Funds”), and Board members of the Defendant Funds (collectively, the “Defendants”). The complaints alleged, among other things, that CGM created various undisclosed incentives for its brokers to sell Smith Barney and Salomon Brothers funds. In addition, according to the complaints, the Managers caused the Defendant Funds to pay excessive brokerage commissions to CGM for steering clients towards proprietary funds. The complaints also alleged that the Defendants breached their fiduciary duty to the Defendant Funds by improperly charging Rule 12b-1 fees and by drawing on fund assets to make undisclosed payments of soft dollars and excessive brokerage commissions. The complaints also alleged that the Defendant Funds failed to adequately disclose certain of the allegedly wrongful conduct. The complaints sought injunctive relief and compensatory and punitive damages, rescission of the Defendant Funds’ contracts with the Managers, recovery of all fees paid to the Managers pursuant to such contracts and an award of attorneys’ fees and litigation expenses.

On December 15, 2004, a consolidated amended complaint (the “Complaint”) was filed alleging substantially similar causes of action. On May 27, 2005, all of the Defendants filed motions to dismiss the Complaint. On July 26, 2006, the court issued a decision and order (1) finding that plaintiffs lacked standing to sue on behalf of the shareholders of the Funds in which none of the plaintiffs had invested and dismissing those Funds from the case (although stating that they could be brought back into the case if standing as to them could be established), and (2) other than one stayed claim, dismissing all of the causes of action against the remaining Defendants, with prejudice, except for the cause of action under Section 36(b) of the 1940 Act, which the court granted plaintiffs leave to replead as a derivative claim.

On October 16, 2006, plaintiffs filed their Second Consolidated Amended Complaint (“Second Amended Complaint”) which alleges derivative claims on behalf of nine funds identified in the Second Amended Complaint, under Section 36(b) of the 1940 Act, against CAM, SBAM and SBFM as investment advisers to the identified funds, as well as CGM as a distributor for the identified funds (collectively, the “Second Amended Complaint Defendants”). The Fund was not identified in the Second Amended Complaint. The Second Amended Complaint alleges no claims against any of the funds or any of their Board Members. Under Section 36(b), the Second Amended Complaint alleges similar facts and seeks similar relief against the Second Amended Complaint Defendants as the Complaint.

On December 3, 2007, the court granted the Defendants’ motion to dismiss, with prejudice. On January 2, 2008, the plaintiffs filed a notice of appeal to the Second Circuit Court of Appeals. The appeal was fully briefed and oral argument before the U.S. Court of Appeals for the Second Circuit took place on March 5, 2009. The parties currently are awaiting a decision from the U.S. Court of Appeals for the Second Circuit.

24	Legg Mason Partners Small Cap Value Fund 2009 Semi-Annual Report

Additional lawsuits arising out of these circumstances and presenting similar allegations and requests for relief may be filed in the future.

*  *  *

Beginning in August 2005, five class action lawsuits alleging violations of federal securities laws and state law were filed against CGM and SBFM, (collectively, the “Defendants”) based on the May 31, 2005 settlement order issued against the Defendants by the SEC as described in Note 7. The complaints seek injunctive relief and compensatory and punitive damages, removal of SBFM as the investment manager for the Smith Barney family of funds, rescission of the funds’ management and other contracts with SBFM, recovery of all fees paid to SBFM pursuant to such contracts, and an award of attorneys’ fees and litigation expenses. The five actions were subsequently consolidated, and a consolidated complaint was filed.

On September 26, 2007, the United States District Court for the Southern District of New York issued an order dismissing the consolidated complaint, and judgment was later entered. An appeal was filed with the U.S. Court of Appeals for the Second Circuit. After full briefing, oral argument before the U.S. Court of Appeals for the Second Circuit took place on March 4, 2009. The parties currently are awaiting a decision from the U.S. Court of Appeals for the Second Circuit.

9. Recent accounting pronouncements

In March 2008, the Financial Accounting Standards Board (“FASB”) issued the Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities (“FAS 161”). FAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. FAS 161 requires enhanced disclosures about the Fund’s derivative and hedging activities, including how such activities are accounted for and their effect on the Fund’s financial position, performance and cash flows. Management is currently evaluating the impact the adoption of FAS 161 will have on the Fund’s financial statements and related disclosures.

* * *

In April 2009, FASB issued FASB Staff Position No. 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP 157-4”). FSP 157-4 provides additional guidance for estimating fair value in accordance with FAS 157, when the volume and level of activity for the asset or liability have significantly decreased as well as guidance on identifying circumstances that indicate a transaction is not orderly. FSP 157-4 is effective for fiscal years and interim periods ending after June 15, 2009. Management is

Legg Mason Partners Small Cap Value Fund 2009 Semi-Annual Report	25

Notes to financial statements (unaudited) continued

currently evaluating the impact the adoption of FSP 157-4 will have on the Fund’s financial statement disclosures.

26	Legg Mason Partners Small Cap Value Fund 2009 Semi-Annual Report

Board approval of management and subadvisory agreements (unaudited)

At a meeting of the Fund’s Board of Trustees, the Board considered the re-approval for an annual period of the Fund’s management agreement, pursuant to which Legg Mason Partners Fund Advisor, LLC (the “Manager”) provides the Fund with investment advisory and administrative services, and the Fund’s sub-advisory agreement, pursuant to which ClearBridge Advisors, LLC (the “Sub-Adviser”) provides day-to-day management of the Fund’s portfolio. (The management agreement and sub-advisory agreement are collectively referred to as the “Agreements.”) The Manager and the Sub-Adviser are wholly-owned subsidiaries of Legg Mason, Inc. The Trustees who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended (the “Independent Trustees”)) of the Fund were assisted in their review by Fund counsel and independent legal counsel and met with independent legal counsel in executive sessions separate from representatives of the Manager and the Sub-Adviser. The Independent Trustees requested and received information from the Manager and the Sub-Adviser they deemed reasonably necessary for their review of the Agreements and the performance of the Manager and the Sub-Adviser. Included was information about the Manager, the Sub-Adviser and the Fund’s distributor (including any distributors affiliated with the Fund during the past two years), as well as the management, sub-advisory and distribution arrangements for the Fund and other funds overseen by the Board. This information was initially reviewed by a special committee of the Independent Trustees and then by the full Board.

In voting to approve the Agreements, the Independent Trustees considered whether the approval of the Agreements would be in the best interests of the Fund and its shareholders, an evaluation based on several factors including those discussed below.

Nature, extent and quality of the services provided to the fund under the management agreement and sub-advisory agreement

The Board received and considered information regarding the nature, extent and quality of services provided to the Fund by the Manager and the Sub-Adviser under the Management Agreement and Sub-Advisory Agreement, respectively, during the past two years. The Trustees also considered the Manager’s supervisory activities over the Sub-Adviser. In addition, the Independent Trustees received and considered other information regarding the administrative and other services rendered to the Fund and its shareholders by the Manager. The Board noted information received at regular meetings throughout the year related to the services rendered by the Manager in its management of the Fund’s affairs, including the management of cash and short-term instruments, and the Manager’s role in coordinating the activities of the Sub-Adviser and the Fund’s other service providers. The Board’s evaluation of the services provided by the Manager and the Sub-Adviser took into account the Board’s knowledge and familiarity gained as Trustees of funds in the Legg Mason Partners fund complex, including the scope and quality of

Legg Mason Partners Small Cap Value Fund	27

Board approval of management and subadvisory agreements (unaudited) continued

the investment management and other capabilities of the Manager and the Sub-Adviser and the quality of the Manager’s administrative and other services. The Board observed that the scope of services provided by the Manager had expanded over time as a result of regulatory and other developments, including maintaining and monitoring its own and the Fund’s expanded compliance programs. The Board reviewed information received from the Manager and the Fund’s Chief Compliance Officer regarding the Fund’s compliance policies and procedures established pursuant to Rule 38a-1 under the Investment Company Act of 1940, as amended.

The Board reviewed the qualifications, backgrounds and responsibilities of the Fund’s senior personnel and the portfolio management team primarily responsible for the day-to-day portfolio management of the Fund. The Board considered the degree to which the Manager implemented organizational changes to improve investment results and the services provided to the Legg Mason Partners fund complex. The Board also considered, based on its knowledge of the Manager and the Manager’s affiliates, the financial resources available to the Manager’s parent organization, Legg Mason, Inc.

The Board also considered the division of responsibilities between the Manager and the Sub-Adviser and the oversight provided by the Manager. The Board also considered the Manager’s and the Sub-Adviser’s brokerage policies and practices, the standards applied in seeking best execution, the Manager’s policies and practices regarding soft dollars, and the existence of quality controls applicable to brokerage allocation procedures. In addition, management also reported to the Board on, among other things, its business plans, recent organizational changes, portfolio manager compensation plan and policy regarding portfolio managers’ ownership of fund shares.

The Board concluded that, overall, it was satisfied with the nature, extent and quality of services provided (and expected to be provided) under the respective Agreement by the Manager and the Sub-Adviser.

Fund performance

The Board received and reviewed performance information for the Fund and for all retail and institutional small-cap core funds (the “Performance Universe”) selected by Lipper, Inc. (“Lipper”), an independent provider of investment company data. The Board was provided with a description of the methodology Lipper used to determine the similarity of the Fund with the funds included in the Performance Universe. The Trustees noted that they also had received and discussed with management information at periodic intervals comparing the Fund’s performance to that of its benchmark index. The information comparing the Fund’s performance to that of the Performance Universe was for the one-, three- and five-year periods ended June 30, 2008. The Fund performed below the median for each time period. The Board also reviewed performance information provided by the Manager for periods ended

28	Legg Mason Partners Small Cap Value Fund

September 30, 2008, which showed the Fund’s relative performance had improved compared to the Lipper category average during the third quarter. The Trustees then discussed with representatives of management the portfolio management strategy of the Fund’s portfolio manager and the reasons for the Fund’s underperformance versus the Performance Universe. The Trustees noted that the portfolio manager is very experienced and continued to apply a consistent investment strategy. The Trustees also noted that the Manager was committed to providing the resources necessary to assist the portfolio manager and improve Fund performance. Based on its review, the Board generally was satisfied with management’s efforts to improve performance going forward. The Board determined to continue to evaluate the Fund’s performance and directed the Independent Trustees’ performance committee to continue to periodically review Fund performance with the Manager and report to the full Board during periods between Board meetings.

Management fees and expense ratios

The Board reviewed and considered, the contractual management fee (the “Contractual Management Fee”) payable by the Fund to the Manager in light of the nature, extent and quality of the management and sub-advisory services provided by the Manager and the Sub-Adviser, respectively. The Board noted that the Manager, and not the Fund, pays the sub-advisory fee to the Sub-Adviser and, accordingly, that the retention of the Sub-Adviser does not increase the fees and expenses incurred by the Fund.

The Board also reviewed information regarding the fees the Manager and the Sub-Adviser charged any of their U.S. clients investing primarily in an asset class similar to that of the Fund including, where applicable, separate accounts. The Manager reviewed with the Board the significant differences in the scope of services provided to the Fund and to such other clients, noting that the Fund is provided with regulatory compliance and administrative services, office facilities and Fund officers (including the Fund’s chief financial, chief legal and chief compliance officers), and that the Manager coordinates and oversees the provision of services to the Fund by other fund service providers, including the Sub-Adviser. The Board considered the fee comparisons in light of the scope of services required to manage these different types of accounts.

The Board received an analysis of complex-wide management fees provided by the Manager, which, among other things, set out a framework of fees based on asset classes. Management also discussed with the Board the Fund’s distribution arrangements, including how amounts received by the Fund’s distributors are expended, and the fees received and expenses incurred in connection with such arrangements by affiliates of the Manager.

Additionally, the Board received and considered information comparing the Fund’s Contractual Management Fee and the Fund’s overall expense ratio with those of a group of 11 retail front-end load small-cap core funds selected by

Legg Mason Partners Small Cap Value Fund	29

Board approval of management and subadvisory agreements (unaudited) continued

Lipper as comparable to the Fund (the “Expense Group”), and a broader group of funds selected by Lipper consisting of all retail front-end load small-cap core funds (the “Expense Universe”). This information showed that the Fund’s Contractual Management Fee was lower than the median of management fees paid by the other funds in the Expense Group and lower than the average management fee paid by the other funds in the Expense Universe, and that the Fund’s actual total expense ratio also was lower than the median of the total expense ratios of the funds in the Expense Group and lower than the average total expense ratio of the funds in the Expense Universe.

Manager profitability

The Board received and considered a profitability analysis of the Manager and its affiliates in providing services to the Fund. The Board also received profitability information with respect to the Legg Mason Partners fund complex as a whole. In addition, the Board received information with respect to the Manager’s allocation methodologies used in preparing this profitability data as well as a report from an outside consultant that had reviewed the Manager’s methodology. The Board also noted the profitability percentage ranges determined by appropriate court cases to be reasonable given the services rendered to investment companies. The Board determined that the Manager’s profitability was not excessive in light of the nature, extent and quality of the services provided to the Fund.

Economies of scale

The Board received and considered information regarding whether there have been economies of scale with respect to the management of the Fund as the Fund’s assets grow, whether the Fund has appropriately benefited from any economies of scale, and whether there is potential for realization of any further economies of scale. The Board considered whether economies of scale in the provision of services to the Fund were being passed along to the shareholders.

The Board noted that as the Fund’s assets increase over time, the Fund and its shareholders should realize economies of scale as certain expenses, such as fixed fund fees, become a smaller percentage of overall assets. The Board noted that it appeared that the benefits of any economies of scale also have been appropriately shared with shareholders through increased investment in fund management and administration resources.

Taking all of the above into consideration, the Board determined that the management fee was reasonable in light of the comparative performance and expense information and the nature, extent and quality of the services provided to the Fund under the Agreements.

30	Legg Mason Partners Small Cap Value Fund

Other benefits to the manager

The Board considered other benefits received by the Manager and its affiliates, including the Sub-Adviser, as a result of the Manager’s relationship with the Fund, including the opportunity to offer additional products and services to Fund shareholders.

In light of the costs of providing investment management and other services to the Fund and the Manager’s ongoing commitment to the Fund, the profits and other ancillary benefits that the Manager and its affiliates received were considered reasonable.

Based on their discussions and considerations, including those described above, the Trustees approved the Management Agreement and the Sub-Advisory Agreement to continue for another year.

No single factor reviewed by the Board was identified by the Board as the principal factor in determining whether to approve the Management Agreement and the Sub-Advisory Agreement.

Legg Mason Partners Small Cap Value Fund	31

Legg Mason Partners Small Cap Value Fund

Trustees

Paul R. Ades

Andrew L. Breech

Dwight B. Crane

Robert M. Frayn, Jr.

R. Jay Gerken, CFA
Chairman

Frank G. Hubbard

Howard J. Johnson

David E. Maryatt

Jerome H. Miller

Ken Miller

John J. Murphy

Thomas F. Schlafly

Jerry A. Viscione

Investment manager

Legg Mason Partners Fund Advisor, LLC

Subadviser

ClearBridge Advisors, LLC

Distributor

Legg Mason Investor Services, LLC

Custodian

State Street Bank and Trust Company

Transfer agent*

Boston Financial Data Services, Inc.

2 Heritage Drive

North Quincy, Massachusetts

02171

Independent registered public accounting firm

KPMG LLP

345 Park Avenue

New York, NY 10154

*	Prior to April 4, 2009, PNC Global Investment Servicing was the Fund’s transfer agent.

Legg Mason Partners Small Cap Value Fund

The Fund is a separate investment series of Legg Mason Partners Equity Trust, a Maryland business trust.

LEGG MASON PARTNERS SMALL CAP VALUE FUND

Legg Mason Funds

55 Water Street

New York, New York 10041

The Fund files its complete schedule of portfolio holdings with the Securities and Exchange Commission (“SEC”) for the first and third quarters of each fiscal year on Form N-Q. The Fund’s Forms N-Q are available on the SEC’s website at www.sec.gov. The Fund’s Forms N-Q may be reviewed and copied at the SEC’s Public Reference Room in Washington D.C., and information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. To obtain information on Form N-Q from the Fund, shareholders can call Funds Investor Services at 1-800-822-5544 or Institutional Shareholder Services at 1-888-425-6432.

Information on how the Fund voted proxies relating to portfolio securities during the prior 12-month period ended June 30th of each year and a description of the policies and procedures that the Fund uses to determine how to vote proxies related to portfolio transactions are available (1) without charge, upon request, by calling Funds Investor Services at 1-800-822-5544 or Institutional Shareholder Services at 1-888-425-6432, (2) on the Fund’s website at www.leggmason.com/individualinvestors and (3) on the SEC’s website at www.sec.gov.

This report is submitted for the general information of the shareholders of Legg Mason Partners Small Cap Value Fund. This report is not authorized for distribution to prospective investors in the Fund unless preceded or accompanied by a current prospectus.

Investors should consider the Fund’s investment objectives, risks, charges and expenses carefully before investing. The prospectus contains this and other important information about the Fund. Please read the prospectus carefully before investing.

www.leggmason.com/individualinvestors

© 2009 Legg Mason Investor Services, LLC

Member FINRA, SIPC

BUILT TO WINSM

At Legg Mason, we’ve assembled a collection of experienced investment management firms and empowered each of them with the tools, the resources and, most importantly, the independence to pursue the strategies they know best.

•	Each was purposefully chosen for their commitment to investment excellence.

•	Each is focused on specific investment styles and asset classes.

•	Each exhibits thought leadership in their chosen area of focus.

Together, we’ve built a powerful portfolio of solutions for financial advisors and their clients. And it has made us a world leader in money management.*

*	Ranked ninth-largest money manager in the world, according to Pensions & Investments, May 26, 2008, based on 12/31/07 worldwide assets under management.

www.leggmason.com/individualinvestors

©2009 Legg Mason Investor Services, LLC Member FINRA, SIPC

FD01653 5/09 SR09-802

NOT PART OF THE SEMI-ANNUAL REPORT